                                                                    EXHIBIT 11.1

                                 ENTREMED, INC.
                     COMPUTATION OF EARNINGS PER SHARE (1)


                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                              --------------
                                                                                   1995
                                                                              --------------   THREE MONTH
                                                                                               PERIOD ENDED
                                                                                                MARCH 31,
                                                                                              --------------
                                                                                                   1996
                                                                                              --------------
                                                                                               (UNAUDITED)
Weighted average common and common equivalent shares outstanding during the
 period.....................................................................       5,485,763       6,438,017
Effect of common stock issued and stock options and warrants granted subsequent to April 12, 1995 computed in accordance with the treasury stock
 method as required by the SEC (2)..........................................       1,786,180         874,018
Conversion of preferred stock (3)...........................................       2,000,000       2,000,000
                                                                              --------------  --------------
Pro forma weighted average number of shares outstanding (3).................       9,271,943       9,312,035
                                                                              --------------  --------------
                                                                              --------------  --------------
Pro forma net loss per share (3)............................................  $        (0.83) $        (0.18)
                                                                              --------------  --------------
                                                                              --------------  --------------


- ------------------------------
(1) All share information has been adjusted to reflect a two-for-three reverse stock split.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common and Preferred Stock issued and stock options and warrants grants at prices below the assumed initial public offering price of $15.00 per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.


(3) Pro forma net loss per share and weighted average shares outstanding for the year ended December 31, 1995 and the three month period ended March 31, 1996 give effect to the automatic conversion of 3,000,000 outstanding shares of Preferred Stock into 2,000,000 shares of Common Stock on the date of this Prospectus.